Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

TechTarget, Inc.

Newton, Massachusetts

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-145785) of TechTarget, Inc. of our reports dated March 15, 2012, relating to the consolidated financial statements, and the effectiveness of TechTarget, Inc.’s internal control over financial reporting, which appear in this Form 10-K.

/s/ BDO USA, LLP

Boston, Massachusetts

March 15, 2012